Exhibit 99.1

PROTECTION ONE TO REBRAND SOUTHEAST OPERATIONS

LAWRENCE, Kan., Dec. 20, 2007 — Protection One, Inc. (NASDAQ: PONE), one of the leading providers of security monitoring services in the United States, announced today that the co-branded alliance between Protection One and BellSouth Telecommunications (now part of AT&T) will end on or before June 30, 2008.  The alliance was formed in 2001 to market security services in the nine-state region served by BellSouth.  The company operates under the Protection One brand name in the rest of the United States.

                As previously discussed in the company’s September 30, 2007 Form 10-Q, the company has regularly evaluated the BellSouth alliance since it was acquired by AT&T in December, 2006. Given the company’s significant investment in infrastructure and talent over the past six years, it believes it is well prepared to replace this marketing alliance with its own sales and marketing capabilities, resulting in an orderly transition.  The company believes value creation is best accomplished under the Protection One brand.

                The customer relationships created under the BellSouth® Security Systems from Protection One® alliance have always been and remain Protection One assets.  The transition back to the Protection One brand is not expected to impact the services provided to these customers.  In our September 30, 2007 Form 10-Q, the company estimated that, for the nine and three month periods ended September 30, 2007, RMR additions directly attributable to leads from the alliance were $144,000 and $48,000, respectively, or 8% in both periods, of new retail RMR additions.  As of September 30, 2007, the company had $20.6 million retail RMR and $26.7 million RMR in total.  The company also noted in its most recent Form 10-Q that it believes the end of the co-brand alliance will not have a material impact on its combined net cash flow from operating and investing activities.

                Richard Ginsburg, Protection One’s President and CEO commented, “We intend to use our significant sales, installation, service and customer care resources in the Southeast, together with our additional 46 locations in major metropolitan markets across the U.S., to emphasize building the Protection One brand, and are optimistic that we will be able to more than replace the flow of new RMR additions that were generated by the BellSouth marketing alliance.  We will also continue to evaluate marketing partnerships under our brand with other companies that wish to offer our high quality, vertically-integrated security services to their customers.”

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

About Protection One:

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

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